                                                                       Exhibit 3

                            SHAREHOLDERS' AGREEMENT


       THIS SHAREHOLDERS' AGREEMENT ("Agreement") is made as of this 16th day of April, 1996, by and among Alta Investissements S.A. ("Alta"), Primwest Holding N.V. ("Primwest"), Vulcan Ventures Incorporated ("Vulcan"), RMS Limited Partnership ("RMS"), and Precision Systems, Inc. ("PSI").


                                   WITNESSETH

       WHEREAS PSI and Alta have entered into an exchange agreement dated April 13, 1996 (the "Exchange Agreement") pursuant to which Alta agreed to exchange the shares of capital stock of Vicorp N.V., a Netherlands Antilles Company ("Vicorp"), owned by Alta for shares of Common Stock of PSI (the "Exchange"), upon the satisfaction of certain conditions including the execution and delivery of a shareholders' agreement by and among the parties hereto; and

       WHEREAS Primwest, through its control of Alta, owns a controlling interest in Vicorp, and RMS and Vulcan are the two largest shareholders of PSI,

       NOW, THEREFORE, in consideration of the premises and the mutual covenants, promises and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

       1.1  Definitions.
            -----------

       Capitalized words and phrases used in this Agreement have the following meanings:

            (a) "Affiliate" of a Person shall mean a company, corporation, partnership, or other Person that, directly or indirectly, controls, is controlled by, or is under common control with such Person. For purposes of this definition, "control" shall exist if a Person has direct or indirect ownership of more than 50% of the voting securities or other ownership interests of another Person. Neither Primwest nor Alta shall be deemed to be an Affiliate of either Vulcan or RMS.

            (b) "Agreement" means this Shareholders' Agreement, as amended from time to time. Words such as "herein," "hereinafter," "hereof," "hereto", and "hereunder" refer to this Agreement as a whole, unless the context otherwise requires.

            (c) "Common Stock" means the common stock, $.01 par value per share, of PSI.
            (d) "Closing Date" shall have the meaning ascribed to such term in the Exchange Agreement.

            (e) "Investors" means RMS and Vulcan.

            (f) "Exchange Stock" means shares of Common Stock issued to members of the Primwest Group pursuant to the Exchange.

            (g) "PSI Securities" refers to the voting equity securities of PSI including, without limitation, Common Stock, Class B Common Stock, any class or series of Preferred Stock, any other class of capital stock as well as any options, warrants or convertible securities that may be exercised for or converted into capital stock of PSI.

            (h) "Parties" means the Shareholders and PSI. "Party" means one of the Parties.

            (i) "Person" means natural person, individual, company, corporation, association, partnership, firm, joint venture, trust, government agency or other entity.

            (j) "Primwest Group" means Primwest and Alta and all other Affiliates of Primwest which are record holders of PSI Securities, and that have become a party to this Agreement.

            (k) "SEC" means the Securities and Exchange Commission.

            (l) "Shareholder" means either a member of the Primwest Group or one or both of the Investors as the context warrants, and "Shareholders" means all of the Shareholders.


                                   ARTICLE II
                               MANAGEMENT OF PSI

       2.1  Board of Directors.
            ------------------

       For so long as the Primwest Group is the holder of record of at least ten percent of the aggregate number of issued and outstanding shares of Common Stock, PSI shall use its best efforts, subject to the exercise by the members of the Board of Directors of PSI of their fiduciary duties and applicable law, to nominate for election at each annual meeting of stockholders of PSI following the Closing Date one person designated in writing by Primwest (which written designation shall be provided to PSI at least ninety days prior to PSI's scheduled annual meeting of stockholders for any given year) as the Primwest Group's nominee to the Board of Directors of PSI. Vulcan and RMS agree, subject to the exercise of their fiduciary duties as controlling shareholders of PSI and pursuant to applicable law, to nominate (if not nominated by the PSI Board for any reason) the Primwest nominee and to vote the PSI Securities owned by them in favor of the Primwest nominee. The right of the Primwest Group to nominate a member of the Board of Directors, and the obligation of PSI to cause such person to be nominated and the obligation of Vulcan and RMS to vote their PSI
 Securities in favor of such person shall terminate in the event that the Primwest Group owns less than ten percent of the aggregate number of issued and outstanding shares of Common Stock.


                                  ARTICLE III
                            TRANSFERS OF INTERESTS

       3.1  Restrictions On Transfers.
            -------------------------

       Except as expressly permitted by this Agreement, the Primwest Group shall not sell, assign, pledge, transfer, hypothecate or otherwise dispose of (a "Transfer") all or any portion of its PSI Securities or any rights therein. Any Transfer or attempted Transfer by the Primwest Group in violation of the preceding sentence shall be null and void and of no force or effect whatever. The Primwest Group hereby acknowledges the reasonableness of the restrictions on Transfer imposed by this Agreement. Accordingly, the restrictions on Transfer contained herein shall be specifically enforceable. The Primwest Group hereby further agrees to hold PSI and the Investors (and the Investors' successors and assigns) wholly and completely harmless from any cost, liability, or damage (including, without limitation, costs of enforcing this indemnity) incurred by any of such indemnified Persons as a result of a Transfer or an attempted Transfer by the Primwest Group in violation of this Agreement. The restrictions on Transfer set forth in this Article III shall automatically lapse without further action by any party in the event that the Primwest Group is the beneficial owner of less than ten percent of the aggregate number of issued and outstanding shares of Common Stock.

       3.2  Permitted Transfers.
            -------------------

            (a) General. Subject to the conditions and restrictions set forth in this Section 3.2, Section 3.5 and the limitations set forth in Article IV, the Primwest Group shall have the right to Transfer PSI Securities owned by it by means of Permitted Transfers.

            (b) Definition of Permitted Transfer.  A "Permitted Transfer" is

                (i) Any Transfer of PSI Securities at any time (i) between members of the Primwest Group or (ii) by the Primwest Group to an Affiliate of Primwest, provided such Affiliate becomes a party to this Agreement with respect to the shares of Common Stock so transferred by execution of an accession letter as set forth in Section 3.4;

                (ii) After forty (40) days following the Closing Date, any transfer by Alta to its shareholders other than Primwest and any Affiliates of Primwest;

                (iii)  Any transfer by the Primwest Group pursuant to Section
3.3;

                (iv) After the Standstill Period (as defined below), any Transfer of Exchange Stock in a single transaction or a series of transactions pursuant to which less than ten percent in the aggregate of the total number of shares of Exchange Stock are transferred;

                (v) During the Standstill Period, any Transfer by the Primwest Group in accordance with Section 4.2 provided that the transferor shall have complied in all respects with the requirements of paragraphs (b) through
(f) of Section 3.3;

                (vi) Any transfer of PSI Securities other than Common Stock and, after the Standstill Period, any Transfer of Common Stock owned by the Primwest Group other than Exchange Stock;

                (vii) After the Standstill Period, any Transfer by means of a public offering pursuant to the Primwest Group's demand registration rights set forth in Section 5.1; or

                (viii) Any Transfer by means of a public offering pursuant to the Primwest Group's piggyback registration rights set forth in Section 5.2.

       3.3  Right Of First Refusal.
            ----------------------

            (a) If at any time following the Standstill Period the Primwest Group wishes to Transfer ten percent or more of the aggregate number of shares of Exchange Stock owned by the Primwest Group in a single transaction or a series of transactions (other than pursuant to Section 3.2(b)(i), Section 3.2(b)(vii) and Section 3.2(b)(viii)), the Primwest Group must comply with the provisions of this Section 3.3.

            (b) The Primwest Group shall provide PSI with a written notice (the "Intention to Sell Notice") of its intention to Transfer Exchange Stock, a description of the proposed transaction, the number of shares of Exchange Stock to be Transferred and if, other than an Exchange Sale (as defined below), the price per share at which it plans to sell such Exchange Stock.

            (c) If the Primwest Group proposes to Transfer Stock in a series of brokerage sales on the NASDAQ Small Cap Market, the Boston Stock Exchange and/or such other exchanges on which Common Stock is listed or quoted (an "Exchange Sale"), then the Primwest Group shall offer to sell such Exchange Stock to PSI at the Average Market Price (as defined below). PSI shall have forty-eight hours after delivery of the Intention to Sell Notice to notify Primwest of PSI's intent to purchase the Exchange Stock from the Primwest Group at such Average Market Price. For purposes of this Section 3.3, Average Market Price shall mean the average of the closing price for Common Stock as quoted on NASDAQ for the 10 trading days preceding the date of the Intention to Sell Notice.

            (d) If the Primwest Group proposes to Transfer Exchange Stock in a private sale or sales to third parties at a negotiated purchase price (a "Third Party Offer"), the Primwest Group shall offer to sell such Exchange Stock to PSI at such purchase price and on identical terms. The Intention to Sell Notice shall identify the third party or parties to whom the Primwest Group has offered to sell such Exchange Stock. PSI shall have forty-eight hours after delivery of the Intention to Sell Notice to notify Primwest of PSI's intent to purchase the Exchange Stock from the Primwest Group at such price and on such terms.

            (e) If PSI elects to purchase the Exchange Stock of the Primwest Group, the closing date for such transaction shall occur on a date and at a time selected by PSI within thirty (30) days of PSI's receipt of the Primwest Group's written notice. In the event that the purchase price set forth in a Third Party Offer includes consideration other than cash, PSI shall elect either to pay both the cash and non-cash portion of the consideration set forth in the Third Party Offer or to negotiate in good faith with the Primwest Group to determine the value of such non-cash consideration. The value of the non-cash consideration as determined by the Primwest Group and PSI shall be paid together with the amount of cash consideration reflected in the Third Party Offer in connection with the transfer of the Primwest Group's Exchange Stock to PSI. If the Primwest Group and PSI are unable to agree upon the value of the non-cash portion of the consideration set forth in the Third Party Offer, the total purchase price per share for the Exchange Stock to be sold by the Primwest Group shall equal the Average Market Price.

            (f) If PSI fails to give notice to the Primwest Group of its intent to exercise its right of first refusal within the forty-eight (48) hour period specified above, the Primwest Group shall have thirty (30) days thereafter to sell that number of shares of Exchange Stock offered to PSI on the terms and conditions set forth in the Intention to Sell Notice and, in the case of a Third Party Offer, to the third party or parties identified in such notice. In the event that Primwest has not sold such Exchange Stock within such thirty (30) day period on the terms and conditions set forth in the Intention to Sell Notice (and to the third party or parties, identified in such notice in the case of a Third Party Offer), Primwest shall not sell its Exchange Stock without again complying with this Article III (including this Section 3.3).


       3.4  Accession Letter.
            ----------------

       Any Transfer by the Primwest Group to an Affiliate of Primwest in accordance with Section 3.2(b)(i) may only be made if such Affiliate has executed an Accession Letter in form of Exhibit A hereto and become a Party to this Agreement.


       3.5  Holdback of Shares
            ------------------

       Notwithstanding any provision of this Agreement to the contrary, at all times during the six month period immediately following the Closing Date, Alta shall own at least 679,334 of the Exchange Shares and during the six month period commencing six months after the Closing Date and ending on the first anniversary of the Closing Date, Alta shall own at least 339,667 of the Exchange Shares.

                                  ARTICLE IV
                                  STANDSTILL

       4.1  Standstill Period.  For a period of twelve months following the
            -----------------
Closing Date (the "Standstill Period"), the Primwest Group shall not (i) Transfer any of the Common Stock beneficially owned by the Primwest Group; (ii) acquire directly or indirectly any additional PSI Securities; (iii) become the member of a "group" within the meaning of Section 13(d)(1) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") other than the Primwest Group; or (iv) undertake, induce or attempt to induce or give encouragement to any person (a) to initiate a proxy contest or propose a slate of directors not endorsed by the Board of Directors of PSI or (b) to commence a tender offer or exchange offer with respect to PSI Securities, provided, however, this Section
                                               --------  -------
4.2 shall not prohibit a Permitted Transfer as set forth in Section 3.2(b)(i), 3.2(b)(ii) or 3.2(b)(viii).


       4.2  Exception.  Notwithstanding the foregoing, in the event that Vulcan
            ---------
sells more than ten percent of the PSI Securities owned by it in one or a series of transactions during the Standstill Period, Primwest shall be entitled to sell or transfer a like percentage of the Common Stock owned by it.


                                   ARTICLE V
                              REGISTRATION RIGHTS

       5.1  Demand Registration.
            -------------------

            (a) At any time and from time to time following the Standstill Period, upon the written request of Primwest or another person designated in writing by Primwest that PSI effect the registration under the Securities Act of shares of Common Stock owned by the Primwest Group and specifying the intended method of distribution thereof, PSI shall use its reasonable best efforts to cause a registration statement to be prepared, filed and declared effective pursuant to the Securities Act with respect to the requested number of shares of Common Stock (the "Requested Shares") to the extent required to permit the disposition of the Common Stock so to be registered; provided, however, that (i)
                                                     --------  -------
PSI shall not be required to effect any such registration at any time when an exemption from registration is otherwise available to the Primwest Group affording the Primwest Group the right to dispose of all of the shares of Common Stock held by the Primwest Group; (ii) PSI shall be required to effect no more than one registration hereunder during any twelve month period and no more than two registrations in the aggregate (not including any registration effected pursuant to Section 5.2 hereof); (iii) PSI shall not be required to prepare, file and effect a registration statement pursuant to this Section 5.1 during the period starting with the date thirty (30) days prior to the estimated date of filing of, and ending ninety (90) days (or such later date as an underwriter of PSI Securities may reasonably require) immediately following the effective date of, any registration statement pertaining to a public offering of securities of PSI (other than a registration of securities in a Rule 145 transaction or a registration relating to an employee benefit plan) and (iv) the Primwest Group shall have complied with the requirements of Articles III and IV hereof.

Any registration requested pursuant to this Section 5.1 shall be effected by the filing of a registration statement on Form S-1, S-2 or S-3 (or any other form that includes substantially the same information as would be required to be included in a registration statement on such forms as presently constituted, other than a registration statement relating to offers to employees pursuant to plans or of securities to be issued in business combinations).

            (b) The obligation of PSI to register shares of Common Stock held by the Primwest Group pursuant to this Section 5.1 shall be conditioned upon the Primwest Group's participation in the underwriting arrangements required by this
Section 5.1 and the inclusion in the underwriting of the Requested Shares. PSI and the Primwest Group shall enter into an underwriting agreement in customary form with the managing underwriter selected by PSI, following consultation with the Primwest Group, which managing underwriter shall be a nationally recognized investment banking firm. Notwithstanding any other provision of this Section 5.1, if the managing underwriter determines that marketing or other factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the number of shares to be included in the registration statement to the extent such underwriter deems necessary.

            (c) PSI and the holders of any shares of Common Stock to whom PSI has granted registration rights may include their respective securities for their own accounts in any registration effected pursuant to this Section 5.1 or
Section 5.2 below, if the managing underwriter agrees such shares will not impair the marketability of the offering of the Requested Shares and the number of shares of Common Stock held by the Primwest Group which would otherwise have been included in such registration and underwriting will not thereby be limited.

       5.2  Piggy Back Registration.
            -----------------------

       (a) If PSI at any time proposes to register any of its securities under the Securities Act, whether or not for sale for its own account or for the account of an affiliate or other person, in a manner that would permit registration of Common Stock for sale to the public under the Securities Act (other than a registration (i) on Form S-8 or S-4 or any successor or similar forms or (ii) relating to securities of PSI issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of
PSI), subject to the compliance by the Primwest Group with the provisions of Articles III and IV hereof, PSI will give thirty (30) days' prior written notice to Primwest or another person designated in writing by Primwest of its intention to do so and, upon the written request of Primwest made within twenty (20) days after the receipt of any such notice (which request shall specify the number of shares of Common Stock intended to be disposed of by the Primwest Group), PSI shall use its reasonable best efforts to effect the registration under the Securities Act of the number of shares of Common Stock that PSI has been so requested to register by the Primwest Group Chik Young to the extent requisite to permit the disposition (in accordance with the intended methods as specified by the Primwest Group) of the Common Stock so to be registered; provided,
                                                                --------
however, that PSI shall not be required to effect any such registration at any
- -------
time when an exemption from registration is otherwise available to the Primwest Group affording the Primwest Group the right to dispose of the number of shares of Common Stock requested to be registered; provided, further, that the Primwest
                                            --------  -------
Group shall not be entitled to register any shares of Common Stock pursuant to this Section 5.2 in excess of one-third of the total number of shares of Common Stock to be sold in such public offering as determined in good faith by PSI with the advice of the investment banking firm selected by PSI as the underwriter for such offering. The right of the Primwest Group to registration pursuant to this Section 5.2 shall be conditioned upon the inclusion in the underwriting of the shares of Common Stock the Primwest Group seeks to have registered and upon the Primwest Group's participation in the underwriting agreement entered into by PSI and the managing underwriter selected by PSI. If the managing underwriter for PSI advises PSI in writing that the marketing or other factors require a limitation on the number of shares to be underwritten the managing underwriter may limit the number of shares of Common Stock so offered by the Primwest Group in a non-discriminatory manner, but to no less than one-third of the total number of shares sold in such offering. No registration effected under this Section 5.2 shall relieve PSI of its obligation to effect registrations upon the request of the Primwest Group under Section 5.1(a) hereof.

       (b) If at any time after giving written notice to the Primwest Group pursuant to Section 5.2(a) above, (i) PSI in good faith shall determine not to register such securities, PSI may, at its election, give written notice of such determination to the Primwest Group and, thereupon, shall be relieved of its obligation to register such shares pursuant to this Section 5.2 in connection with such registration, without prejudice, however, to any rights of the Primwest Group to request that such registration be effected as a registration under Section 5.1, or (ii) PSI shall determine in good faith to delay the registration of such securities, PSI shall be permitted to delay the registration of such shares for the same period as the delay in registering the securities to be registered by PSI for its own account or for others.

       5.3  Registration Procedures.
            -----------------------

       (a) If, whenever and to the extent that PSI is required to use its reasonable best efforts to effect the registration of any of the Common Stock under the Securities Act as provided in Section 5.1 and 5.2 above, PSI shall as promptly as is reasonably possible:

                (i) Prepare and file with the SEC a registration statement with respect to such securities and use its reasonable best efforts to cause such registration statement to become effective;

                (ii) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement, but in no event for a period of more than ninety (90) days after such registration statement becomes effective;

                (iii) Furnish to Primwest such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits, except that PSI shall not be obligated to furnish Primwest with more than two copies of such exhibits), such number of copies of the prospectus comprised in such registration statement (including each preliminary prospectus and any summary prospectus), in conformity with the requirements of the Securities Act, and such other related documents, as Primwest may reasonably request in order to facilitate the disposition of the shares of Common Stock to be registered.

                (iv) Use its best efforts to register or qualify the number of shares of Common Stock that PSI has been requested by Primwest to register by such registration statement under such other securities or blue sky laws of such jurisdictions as Primwest shall reasonably request, and do any and all other acts and things which may be necessary or advisable to enable Primwest to consummate the disposition in such jurisdictions of the shares of Common Stock that PSI has been requested by Primwest to register, except that PSI shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction;

                (v) Use its best efforts to furnish to Primwest (i) an opinion of counsel for PSI addressed to Primwest, dated the effective date of the registration statement and (ii) a "comfort" letter addressed to Primwest signed by the independent public accountants who have certified PSI's financial statements included in the registration statement, covering substantially the same matters with respect to the registration statement (and the prospectus included therein) and, in the case of the accountants' letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuers' counsel and in accountants' letters delivered to the underwriters in underwritten public offerings of securities; provided,
                                                                    --------
       however, that PSI shall not be obligated to furnish such an accountants'
       -------
       letter except in connection with an underwritten offering;

                (vi) Notify Primwest, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and at the request of Primwest prepare and furnish to Primwest a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; and

                (vii) Use its best efforts to list the shares of Common Stock so registered on any securities exchange on which the common stock of PSI is then listed, if such securities are not already so listed and if such listing is then permitted under the rules of such exchange.

       (b) In connection with the registration of the shares of Common Stock pursuant to this Article V, the Primwest Group hereby agrees as follows:

                (i) the Primwest Group shall cooperate with PSI in connection with the preparation of the registration statement, and for so long as PSI is obligated to file and keep effective the registration statement, shall provide to PSI, in writing, for use in the registration statement, all such information regarding the Primwest Group and its plan of distribution of the shares of Common Stock as may be necessary to enable PSI to prepare the registration statement and prospectus covering the such shares, to maintain the currency and effectiveness thereof and otherwise to comply with all applicable requirements of law in connection therewith;

                (ii) during such time as the Primwest Group may be engaged in a distribution of Common Stock, the Primwest Group shall comply with Rules 10b-6 and 10b-7 promulgated under the Exchange Act, to the extent applicable, and pursuant thereto it shall, among other things: (w) not engage in any stabilization activity in connection with the securities in contravention of such Rules; (x) distribute the shares solely in the manner described in the registration statement; (y) cause to be furnished to each broker through whom the shares may be offered, if any, or to the offeree if an offer is not made through a broker, such copies of the prospectus and any amendment or supplement thereto and documents incorporated by reference therein as may be required by law; and (z) not bid for or purchase any securities of PSI or attempt to induce any person to purchase any securities of PSI other than as permitted under the Exchange Act;

                (iii) upon receipt of a notice from PSI, promptly discontinue any distribution of shares until notified by PSI that the distribution of shares may re-commence;

                (iv) upon written notice from PSI that PSI intends to proceed with a distribution of any of its securities and that in connection therewith it requires the suspension by the Primwest Group of the distribution of shares, to cease distributing such shares until such time as the distribution by PSI has been completed; and

       5.4  Registration Expenses.  The Registration Expenses (as such term is
            ---------------------
hereinafter defined) incurred in connection with any registration requested by Primwest pursuant to this Article V shall be paid in full by PSI except that the Primwest Group shall pay its own legal expenses and all underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of any shares of Common Stock beneficially owned by the Primwest Group and sold pursuant to a registration statement effected pursuant to Article V. "Registration Expenses" means any and all expenses incident to PSI's performance of its obligations under this Article V, including (i) registration and filing fees with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc., (ii) fees and expenses of compliance with state securities or "blue sky" laws (including reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Primwest Group's shares), (iii) printing expenses, (iv) registrar and transfer agents fees, (v) the fees and expenses incurred in connection with the listing or quotation of shares on any securities exchange or national market system on which shares of Common Stock are then listed or quoted, and (vi) fees and expenses of counsel for PSI and the independent certified public accountants for PSI. The term "Registration Expenses" does not include (w) underwriting discounts and commissions or any broker or dealer fees or commissions or other fees and commissions relating to the sale thereof, (x) any transfer taxes attributable to the sale of shares of Common Stock by the Primwest Group, (y) the fees and disbursements of counsel for the Primwest Group or any other out-of-pocket expenses of the Primwest Group relating to such registration, and (z) the fees and disbursements of counsel for any underwriter, broker or dealer (except for the reasonable fees and disbursements of one such counsel in connection with blue sky qualifications of the Primwest Group's shares as provided above). The Primwest Group shall pay its pro rata share of the expenses of such registration other than the Registration Expenses in the event that other holders of Common Stock are included in a registration statement effected pursuant to this Article V. The pro rata share of the Primwest Group shall be based on the number of shares of Common Stock registered on behalf of the Primwest Group and such other holders.

       5.5  Postponement of Requested Registration.  PSI shall upon notice in
            --------------------------------------
writing to Primwest be entitled to postpone the filing of a registration statement otherwise required to be prepared and filed by it pursuant to Section
5.1 or 5.2, for a reasonable period of time not to exceed (x) with respect to clause (i) of this sentence, the period until the date which is five (5) days after the filing with the SEC of PSI's next regularly required quarterly or annual report and (y) with respect to clauses
(ii) and (iii) of this sentence, 60 days, if, at the time it receives a registration request from Primwest, (i) such registration would require the public disclosure of material non-public information concerning any transaction or negotiations involving PSI or any affiliate (as defined in Rule 12b-2 under the Exchange Act) that, in the opinion of counsel to PSI, is not yet required to be publicly disclosed and the Board of Directors of PSI, in good faith, determines that such disclosure would materially interfere with such transaction or negotiations, (ii) such registration would materially adversely interfere, in the good faith judgment of the Board, with bona fide financing plans of PSI, or
(iii) PSI proposes to file a registration statement under the Securities Act for the offering and sale of securities for its own account in an underwritten offering and the managing underwriter therefor shall advise PSI in writing that in its opinion the filing or effectuation of a registration requested pursuant to Section 5.1 herein would materially adversely affect the success of the offering of the securities proposed to be registered for the account of PSI. If PSI shall postpone the filing of any registration statement requested pursuant to Section 5.1 herein, the Primwest Group shall have the right to withdraw the request for such registration by giving written notice to PSI within 15 days after the date of PSI's notice of postponement.

       5.6  Holdback Agreement.  If requested by underwriters, Primwest agrees
            ------------------
not to effect any public sale or distribution, including any sale under Rule 144 (or any successor provision then in effect) under the Securities Act, of any shares of Common Stock or any other security convertible into or exchangeable or exercisable for any shares of Common Stock (in each case, other than as part of such underwritten public offering) during the seven (7) days prior to, and during the 60-day period beginning on, the effective date of a registration statement filed by PSI pursuant to Section 5.1 or 5.2 hereof.

       5.7  Indemnification.  Each of the Primwest Group and PSI agree to
            ---------------
indemnify each other in connection with any registration effected pursuant to this Article V as follows:

            (a) PSI will indemnify the Primwest Group, each of its officers, directors and partners, employees, subcontractors, consultants, agents, legal counsel, and accountants, each underwriter, if any, of PSI's securities covered by such a registration statement, and each person who controls the Primwest Group or such underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular, or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by PSI of the Securities Act or any rule or regulation thereunder applicable to PSI and relating to action or inaction required of PSI in connection with any such registration, qualification, or compliance, and will reimburse the Primwest Group, each of its officers, directors, partners, employees, subcontractors, consultants, agents, legal counsel, and accountants, each such underwriter, and each person who controls the Primwest Group or such underwriter, for any legal and other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action, provided that PSI will not be liable in any such case to the extent that any such claim, loss, damage, liability, or expense arises out of or is based on any untrue statement or omission based upon written information furnished to PSI by the Primwest Group or such underwriter and stated to be specifically for use therein or any failure by the Primwest Group to deliver a final prospectus or supplement or amendment correcting earlier documents. It is agreed that the indemnity agreement contained in this Section 5.7 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of PSI (which consent has not been unreasonably withheld).

            (b) the Primwest Group will, if any shares of Common Stock owned by the Primwest Group are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify PSI, each of its officers, directors, partners, legal counsel, and accountants, each underwriter, if any, of PSI's securities covered by such registration statement, and each person who controls PSI or such underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular, or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse PSI, each of its officers, directors, partners, legal counsel, and accountants, each such underwriter, and each such control person, for any legal and other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to PSI by the Primwest Group; provided, however, that the
                                                    --------  -------
obligations of the Primwest Group hereunder shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Primwest Group (which consent has not been unreasonably withheld).

            (c) If the indemnification provided for in this Section 5.7 is held by a court of competent jurisdiction to be unavailable to the party seeking such indemnification (the "Indemnified Party") with respect to any loss, liability, claim, damage, or expense referred to therein, then the party which is required to provide indemnification pursuant to this Section 5.7 (the "Indemnifying Party") in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

            (d) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

       5.8  Indemnification Procedures.  Each party entitled to indemnification
            --------------------------
under Section 5.7 of this Agreement (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and (if the claim is made by a third party) shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligations to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

       5.9  Termination of Registration Rights.  The registration rights granted
            ----------------------------------
to the Primwest Group in this Article V shall terminate upon the Transfer by the Primwest Group of all of the shares of Exchange Stock issued to it in connection with the Exchange pursuant to Rule 144 or otherwise or in the event that PSI shall have delivered to the Primwest Group an opinion of counsel to the effect that all of such shares held by the Primwest Group are able to be sold under Rule 144 or pursuant to Regulation S or another applicable exemption under the Securities Act. PSI shall not be obligated to effect any registration of shares of Common Stock beneficially owned by the Primwest Group in the event that the Primwest Group shall have breached the provisions of Article III or Article IV.


                                  ARTICLE VI
                                REPRESENTATIONS

       6.1  Representations Of The Investors.
            --------------------------------

       Each of the Investors hereby represents to the Primwest Group, Alta, and PSI, that the following are true and accurate as of the date first written above:

            (a) Each Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized with the requisite power to enter into and perform its obligations under this Agreement in accordance with its terms.

            (b) Each of the Investors has the full right, power, and authority to execute and deliver this Agreement and to perform its obligations hereunder. All required actions to approve and adopt this Agreement have been taken. This Agreement is a duly authorized, valid and binding agreement of each of the Investors enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            (c) The execution and delivery of this Agreement by each Investor and the consummation of the transactions required hereunder do not and will not violate or conflict with any statute, regulation, judgment, order, writ, decree, or injunction, currently applicable to such Investor or any of his or her property or assets.

            (d) No consent or approval of any third party is required to be obtained by the Investor in connection with the execution and delivery of this Agreement or the performance of the transactions contemplated hereunder. No contract or agreement to which the Investor is a party restricts the ability of the Investors to fulfill their obligations and responsibilities under this Agre ement or any related agreement or to carry out the activities contemplated herein.

       6.2  Representations Of the Primwest Group.
            -------------------------------------

       Each member of the Primwest Group hereby represents to the Investors and to PSI that the following are true and accurate as of the date first written above.

            (a) Primwest and each of the other members of the Primwest Group is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized with the requisite power to enter into and perform its obligations under this Agreement in accordance with its terms.

            (b) Primwest and each of the other members of the Primwest Group has the full right, power and authority to execute and deliver this Agreement (or Accession Letter) and to perform its obligations hereunder. All required actions to approve and adopt this Agreement have been taken. This Agreement is a duly authorized, valid and binding agreement of Primwest and each of the other members of the Primwest Group enforceable against them in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            (c) The execution and delivery of this Agreement (or Accession Letter) by Primwest and each of the other members of the Primwest Group and the consummation of the transactions required hereunder do not and will not violate or conflict with any statute, regulation, judgment, order, writ, decree or injunction currently applicable to the Primwest Group, any of its Affiliates or any of their respective property or assets or any existing mortgage, indenture, contract, licensing agreement, financing statement or other agreement binding on the Primwest Group.

            (d) No consent or approval of any third party is required to be obtained by Primwest or any other member of the Primwest Group in connection with the execution and delivery of this Agreement or the performance of the transactions contemplated hereunder. No contract or agreement to which Primwest or any other member of the Primwest Group is a party restricts the ability of Primwest or such member of the Primwest Group to fulfill its obligations and responsibilities under this Agreement or any related agreement or to carry out the activities contemplated herein.

       6.3  Representations Of PSI.
            ----------------------

       PSI hereby represents to the Primwest Group and to the Investors that the following are true and accurate as of the date first written above.

            (a) PSI is a corporation duly organized, validly existing and in good standing in the State of Delaware with the requisite power to enter into and perform its obligations under this Agreement in accordance with its terms.

            (b) PSI has the full right, power and authority to execute and deliver this Agreement and to perform obligations hereunder. All required actions to approve and adopt this Agreement have been taken. This Agreement is a duly authorized, valid and binding agreement of PSI enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            (c) The execution and delivery of this Agreement by PSI and the consummation of the transactions required hereunder do not and will not violate or conflict with any statute, regulation, judgment, order, writ, decree or injunction currently applicable to PSI, any of its Affiliates or any of their respective property or assets or any existing mortgage, indenture, contract, licensing agreement, financing statement or other agreement binding or PSI.

            (d) No consent or approval of any third party is required to be obtained by PSI in connection with the execution and delivery of this Agreement or the performance of the transactions contemplated hereunder. No contract or agreement to which PSI is a party restricts the ability of PSI to fulfill its obligations and responsibilities under this Agreement or any related agreement or to carry out the activities contemplated herein.


                                  ARTICLE VII
                                 MISCELLANEOUS

       7.1  Notices.
            -------

       Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed delivered (a) when personally delivered by hand or by overnight courier service,
(b) when transmitted by telecopy, or (c) on the fifth day after being deposited in the mail, certified or registered mail, postage prepaid, addressed as follows:


       If to the Primwest Group:
       ------------------------

       Primwest Holding N.V.
       7, cours de Rive
       1204 Geneva, Switzerland
       Attn: Ian Dalziel

       With copies to:

       Roy F. Ryan, Esquire
       Jones, Day, Reavis & Pogue
       20 rue de Condolle
       1205 Geneva, Switzerland


       If to PSI:
       ---------

       Precision Systems, Inc.
       11800 30th Street North
       St. Petersburg, FL 33716
       Attention: Russell I. Pillar


       With copies to:

       Thomas J. Egan, Jr., Esq.
       Baker & McKenzie
       815 Connecticut Avenue, N.W.
       Washington, D.C. 20006

       If to Vulcan:
       ------------

       Vulcan Ventures Incorporated
       Suite 550
       110 - 110th Avenue, N.E.
       Bellevue, Washington  98004
       Attention:  Chief Financial Officer


       If to RMS:
       ---------

       RMS Limited Partnership
       50 West Liberty Street
       Suite 650
       Reno, Nevada  89501

       If to Alta:
       ----------

       Alta Investissements S.A.
       8 boulevard Emmanuel Servais
       L-2535 Luxembourg
       Attention: Ian Dalziel


       Any party may from time to time change the address to which notices are to be delivered or mailed by giving notice of such change to the other parties as provided herein.

       7.2  Legend.  The following legend shall be placed on each certificate
            ------
representing PSI Securities issued by PSI to the Primwest Group or any permitted transferee who becomes a party to this Agreement:

     Any sale, transfer, or other disposition of the shares represented by this certificate is restricted by the terms of a Shareholder's Agreement dated April 16, 1996 between PSI and certain shareholders. A copy of such Agreement is on file at the principal office of PSI and may be inspected during regular business hours. By acceptance of this certificate, the holder hereof agrees to be bound by the terms of such Agreement.

A copy of this Agreement shall be filed with the Secretary of PSI. Any person may examine this Agreement for a proper purpose during the regular business hours of PSI.

       7.3  Binding Effect.
            --------------

       Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, and permitted successors, permitted transferees, and permitted assigns.

       7.4  Headings.
            --------

       Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

       7.5  Severability.
            ------------

       Nothing in this Agreement is intended to require or shall be construed as requiring any Party hereto to do or fail to do any act in violation of applicable law. Any Party's inability, pursuant to court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. The provisions of this Agreement shall be severable as provided in this Section 7.5. If any term or provision of this Agreement shall be invalidated on any ground by any court of competent jurisdiction, then such provision shall be severed from this Agreement and such invalidation shall not affect the validity or legality of the remainder of this Agreement, and the balance of this Agreement not so invalidated shall be enforceable in accordance with its terms. In the event that any provision of Section 5.7 is deemed illegal or invalid, the Indemnitors shall nevertheless indemnify Indemnitees to the fullest extent permitted by applicable law and by any provision of such Section that has not been so invalidated.

       7.6  Further Action.
            --------------

       Each Party agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

       7.7  Governing Law.  This Agreement shall be governed by and construed in
            -------------
accordance with the laws of the State of New York applicable to contracts made and to be performed therein, without giving effect to laws that might otherwise govern under applicable principles of conflicts of law.

       7.8  Choice of Forum; Venue.  Any claim, suit, action, or proceeding
            ----------------------
among any or all of the parties hereto relating to this Agreement, to any document, instrument, or agreement delivered pursuant hereto, referred to herein, or contemplated by or referenced in this Agreement, shall be commenced and maintained in the United States District Court for the Southern District of New York, or, if such court lacks jurisdiction over the subject matter, in a state court of competent subject-matter jurisdiction sitting in the State of New York. The parties hereby themselves unconditionally and irrevocably to the personal jurisdiction of such courts. The parties further agree that, unless otherwise required by law, venue shall be exclusively in New York County, New York. The parties irrevocably waive any objection to such personal jurisdiction or venue including, but not limited to, the objection that any suit, action, or proceeding brought in the State of New York has been brought in an inconvenient forum. The parties irrevocably agree that process issuing from such courts may be served on them, either personally or by certified mail, return receipt requested, at the addresses given in Section 7.1 hereof; and further irrevocably waive any objection to service of process made in such manner and at such addresses, including without limitation any objection that service of process made in such manner and at such addresses is not authorized by the local or procedural laws of the State of New York. In any suit or proceeding brought or instituted by any of the parties to enforce any of the provisions of this Agreement or on account of any damages claimed to be sustained by such instituting party by reason of another party's violation of any of the terms or provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and court costs.

       7.9  Counterpart Execution.
            ---------------------

       This Agreement may be executed in several counterparts, each of which shall be an original, and such counterparts shall together constitute but one and the same instrument.

       7.10 Amendments and Waivers.
            ----------------------

       This Agreement may be amended or modified only by a written agreement signed by all of the Parties. Any right of PSI hereunder which is not a right of the Investors may be waived by PSI in writing without the consent of the Investors.

       7.11 Interpretation.
            --------------

       In this Agreement, unless the context otherwise requires;

            (a) words importing the singular include the plural and vice versa;

            (b) words importing a gender include every gender;

            (c) references to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time;

            (d) references to Sections are references to sections of this Agreement;

            (e) headings are for convenience only and shall be ignored in construing this Agreement;

            (f) references to any Party include references to its successors and permitted assigns;

            (g) references to law include references to any constitutional provision, treaty, decree, convention, statute, act, regulation, rule, ordinance, subordinate legislation and any judgment or determination of any competent authority; and

            (h) references to any particular law are references to that law as amended, consolidated, supplemented or replaced from time to time.

       IN WITNESS WHEREOF, the Parties have entered into this Agreement the day and year first above set forth.



                                      PRECISION SYSTEMS, INC.,
                                       a Delaware corporation



                                      ______________________________
                                      By:___________________________
                                      Its:__________________________


                                      ALTA INVESTISSEMENTS S.A.,
                                       a __________ corporation



                                      ______________________________
                                      By:___________________________
                                      Its:__________________________



                                      PRIMWEST HOLDING N.V.,
                                       a __________ corporation



                                      ______________________________
                                      By:___________________________
                                      Its:__________________________



                                      VULCAN VENTURES INCORPORATED
                                       a Washington corporation

                                      By:___________________________
                                       Name:
                                       Title:

                                      RMS Limited Partnership
                                       a Nevada Limited Partnership

                                      By:  Crystal Diamond, Inc.
                                      Its:  Managing General Partner



                                      By:_____________________________
                                      Its:_____________________________